Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

For release at 8 a.m. EDT

Rayonier Reports First Quarter 2011 Results

JACKSONVILLE, Fla., April 26, 2011 - Rayonier (NYSE:RYN) today reported first quarter net income of $58 million, or 70 cents per share, compared to $57 million, or 71 cents per share, in the comparable prior year period. The 2010 results included a gain of $12 million from the sale of a portion of the Company's interest in its New Zealand joint venture. Excluding this gain, first quarter 2010 earnings were $45 million, or 56 cents per share.
Cash provided by operating activities was $116 million compared to $91 million in first quarter 2010. Cash available for distribution1 (CAD) was $88 million versus $77 million in first quarter 2010. (See Schedule D for more details.)
“We're extremely pleased to report another strong quarter,” said Lee M. Thomas, Chairman and CEO. “In Forest Resources, we continue to move incremental volume at improved prices in coastal Washington driven primarily by robust Chinese demand. In our Performance Fibers business, strong global demand drove significant price increases for our unique high purity cellulose specialties products.”
Forest Resources
Effective January 1, 2011, the Company changed its Timber segment name to Forest Resources. Additionally, it reorganized its United States operations from the Eastern and Western regions into the Atlantic, Gulf States and Northern regions.2 All prior periods presented have been restated to conform with this new structure.
Sales of $48 million were $1 million above the prior year period, while operating income of $11 million was $3 million higher than first quarter 2010. Prices for softwood in the Northern region and New Zealand increased significantly throughout the quarter as Asian demand continued to strengthen. Northern softwood log prices rose 45 percent from the prior year period, more than offsetting the impact on operating income of lower sales volumes in the Atlantic region. In first quarter 2010, the Company accelerated sales volumes in the Atlantic region to capitalize on higher prices from strong demand for pulpwood and restricted timber supply due to wet logging conditions.
Real Estate
Sales of $13 million were $20 million below the prior year period and operating income of $7 million was $10 million lower largely due to a reduction in non-strategic timberland sales volumes. Full year 2011 non-strategic timberland volumes are expected to be lower than 2010. Rural sales volumes and prices improved from first quarter 2010 primarily due to conservation sales.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Performance Fibers
Sales of $251 million were $51 million above first quarter 2010, while operating income of $76 million was $31 million higher. Cellulose specialties and absorbent materials prices increased due to strong global market demand, while cellulose specialties volumes rose as a result of the timing of customer orders and improved production. Increases in chemical, energy and transportation costs were offset in part by a decline in wood costs and depreciation expense.
Other Items
Corporate and other expenses were $1 million above the prior year period, excluding the gain from the sale of an interest in the New Zealand joint venture, primarily due to receipt of an insurance settlement in 2010. Interest and other expenses increased $1 million for the quarter reflecting higher average net debt balances and the write-off of capitalized costs resulting from the early repayment of a $75 million term note due in 2015.
The first quarter effective tax rate was 21.7 percent compared to 11.8 percent in 2010. The higher rate in 2011 was due to proportionately higher earnings from the taxable REIT subsidiaries, in particular Performance Fibers.
In February, Standard & Poor's Ratings Services raised its credit rating on Rayonier to “BBB+” from “BBB.” In April, Moody's affirmed its “Baa2” senior unsecured ratings of Rayonier, and raised its ratings outlook to “Positive” from “Stable.”
Earlier this month, the Company entered into a five year $300 million revolving credit facility at an all-in borrowing cost of LIBOR plus 125 basis points.
Outlook
“Our businesses are all executing well, driving strong cash flows and operating results. With our significant timberland ownership in coastal Washington, we will continue to take advantage of growing export demand for logs. We are also capitalizing on local market opportunities across our entire land base,” Thomas said. “In Real Estate, we are encouraged by the pick-up in rural land sales activity. We expect another record year in Performance Fibers, and continue to invest in operational and technical excellence to consistently deliver the unique, high-value products our customers around the world demand.”
“We are increasing our 2011 guidance as we anticipate continued strong performance. We now expect earnings of $2.85 to $3.10 per share, an increase from previous guidance of $2.50 to $2.70 per share, and we expect CAD of $285 million to $310 million, an increase from $260 million to $280 million,” Thomas concluded.
Further Information
A conference call will be held on Tuesday, April 26, 2011 at 2 p.m. EDT to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call.
Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

______________________________________________________________________________________________________
1 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
2 The regions consist of the Company's timber holdings in the followings states:
Atlantic - Florida and Georgia
Gulf States - Alabama, Arkansas, Louisiana, Oklahoma and Texas
Northern - New York and Washington

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The Company owns, leases or manages 2.4 million acres of timber and land in the United States and New Zealand. The Company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the Company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
______________________________________________________________________________________________________
Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future financial and operational performance, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which is impacting many areas of our economy, including the housing market, availability and cost of credit, and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; changes in tax laws that could reduce the benefits associated with REIT status; and potential legal challenges that could reduce the benefits associated with the alternative fuel mixture credit and the cellulosic biofuel producer credit discussed in the Company's most recent Form 10-K.
In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market, the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
Additional factors are described in the Company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2011 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Sales	$357.7	$315.3	$310.2
Costs and expenses
Cost of sales	257.5	245.1	232.9
Selling and general expenses	16.4	17.8	17.0
Other operating income, net (a)	(3.8)	(4.3)	(16.6)
Operating income (a)	87.6	56.7	76.9
Interest expense	(13.3)	(12.8)	(12.5)
Interest and other income, net	0.2	0.4	0.2
Income before taxes	74.5	44.3	64.6
Income tax (expense) benefit (b)	(16.1)	14.9	(7.6)
Net income	$58.4	$59.2	$57.0
Income per Common Share:
Basic
Net Income	$0.72	$0.73	$0.71
Diluted
Net Income	$0.70	$0.72	$0.71
Pro forma net income (c)	$0.70	$0.43	$0.56
Weighted average Common
Shares used for determining
Basic EPS	80,946,697	80,522,519	79,741,538
Diluted EPS	82,863,638	81,787,560	80,709,397

(a) The three months ended March 31, 2010 include a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture.

(b) The three months ended December 31, 2010 include a benefit of $24.3 million for the cellulosic biofuel producer credit (CBPC).

(c) For the three months ended December 31, 2010, pro forma net income excludes a gain of $0.29 per share for the CBPC. For the three months ended March 31, 2010, pro forma net income excludes a gain of $0.15 per share from the sale of a portion of the New Zealand joint venture interest. Pro forma net income is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
March 31, 2011 (unaudited)
(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$317.1	$349.5
Other current assets	260.4	259.8
Timber and timberlands, net of depletion and amortization	1,133.7	1,137.9
Property, plant and equipment	1,518.4	1,506.7
Less - accumulated depreciation	(1,123.9)	(1,121.4)
Net property, plant and equipment	394.5	385.3
Investment in New Zealand JV	70.2	68.5
Other assets	149.0	162.7
	$2,324.9	$2,363.7
Liabilities and Shareholders' Equity
Current liabilities	$260.3	$244.9
Long-term debt	602.3	675.1
Non-current liabilities for dispositions and discontinued operations	79.6	81.7
Other non-current liabilities	109.2	110.4
Shareholders' equity	1,273.5	1,251.6
	$2,324.9	$2,363.7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
	2011	2010
Cash provided by operating activities:
Net income	$58.4	$57.0
Depreciation, depletion, amortization	31.9	43.3
Non-cash basis of real estate sold	0.3	2.2
Other items to reconcile net income to cash provided by operating activities	11.6	(6.0)
Changes in working capital and other assets and liabilities	13.5	(5.1)
	115.7	91.4
Cash used for investing activities:
Capital expenditures	(34.8)	(36.2)
Purchase of timberlands	(2.9)	—
Change in restricted cash	—	(9.8)
Other	6.9	8.4
	(30.8)	(37.6)
Cash (used for) provided by financing activities:
Borrowings of debt, net of repayments and issuance costs	(75.0)	60.0
Dividends paid	(44.0)	(39.9)
Issuance of common shares	5.4	7.2
Repurchase of common shares	(7.8)	(6.0)
Excess tax benefits from equity-based compensation	4.0	3.1
	(117.4)	24.4
Effect of exchange rate changes on cash	0.1	(0.2)
Cash and cash equivalents:
Change in cash and cash equivalents	(32.4)	78.0
Balance, beginning of year	349.5	75.0
Balance, end of period	$317.1	$153.0

B

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
March 31, 2011 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Sales
Forest Resources	$48.2	$33.7	$47.1
Real Estate	13.5	5.2	33.0
Performance Fibers
Cellulose specialties	194.0	179.0	157.3
Absorbent materials	57.2	54.0	42.5
Total Performance Fibers	251.2	233.0	199.8
Wood Products	15.8	15.6	15.9
Other Operations	30.4	29.2	17.1
Intersegment Eliminations	(1.4)	(1.4)	(2.7)
Total sales	$357.7	$315.3	$310.2

Pro forma operating income/(loss)
Forest Resources	$11.1	$6.9	$8.2
Real Estate	7.4	1.1	17.4
Performance Fibers	75.7	62.3	44.9
Wood Products	0.5	(1.8)	—
Other Operations	0.7	0.3	0.6
Corporate and other (a)	(7.8)	(12.1)	(6.6)
Pro forma operating income	$87.6	$56.7	$64.5

(a) For the three months ended March 31, 2010, Corporate and other excludes a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture. Pro forma operating income is a non-GAAP measure. See Schedule D for a reconciliation.

C

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2011 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Three Months Ended
	March 31,	March 31,
	2011	2010
Cash provided by operating activities	$115.7	$91.4
Capital expenditures (b)	(34.8)	(36.2)
Change in committed cash	(1.2)	9.9
Excess tax benefits on stock-based compensation	4.0	3.1
Other	4.1	8.5
Cash Available for Distribution	$87.8	$76.7

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions net of associated financing. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Capital spending excludes strategic acquisitions.

PRO FORMA OPERATING INCOME AND NET INCOME:
	Three Months Ended
	March 31, 2011		December 31, 2010		March 31, 2010
		Per Diluted Share		Per Diluted Share		Per Diluted Share
	$		$		$
Operating Income	$87.6		$56.7		$76.9
Gain on sale of a portion of New Zealand JV interest	—		—		(12.4)
Pro Forma Operating Income	$87.6		$56.7		$64.5

Net Income	$58.4	$0.70	$59.2	$0.72	$57.0	$0.71
Gain on sale of a portion of New Zealand JV interest	—	—	—	—	(11.5)	(0.15)
Cellulosic Biofuel Producer Credit	—	—	(24.3)	(0.29)	—	—
Pro Forma Net Income	$58.4	$0.70	$34.9	$0.43	$45.5	$0.56

D